Exhibit 99.1

   Eagle Rock Energy Partners, L.P. Names William A. Smith to Board
                             of Directors


    HOUSTON--(BUSINESS WIRE)--Sept. 17, 2007--Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) ("Eagle Rock" or the "Partnership") announced today that effective Sept. 15, 2007, the board of directors of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock's general partner, appointed William A. Smith, to the board of directors of Eagle Rock Energy G&P, LLC.

    Bill Smith, 63, is managing director and partner in Galway Group, L.P., an investment banking/energy advisory firm headquartered in Houston, TX. Prior to joining Galway in 2002, Mr. Smith was executive vice president of El Paso Corporation and chairman of El Paso Merchant Energy's Global Gas Group. Preceding the merger of Sonat Inc. with El Paso in 1999, he was executive vice president and general counsel of Sonat. Mr. Smith holds a Bachelor of Arts degree from the University of Virginia and is a graduate of the University of Alabama School of Law.

    Mr. Smith currently serves as deputy chairman of the board of BW Offshore, Ltd. and as chairman of the board of Flex LNG, Ltd.
Additionally, he previously served as the chairman of the board of Maritrans, Inc.

    "Bill Smith brings a wealth of leadership, talent and experience to Eagle Rock's board of directors," stated Joseph A. Mills, chairman and chief executive officer. "I am very pleased to have Bill joining our exceptional board of directors. Bill brings a combination of strategic and tactical business experience to our board. He has an extensive background and history of creating best in class organization and governance structures and promoting the highest standards of business conduct, financial integrity and regulatory compliance. Further, his knowledge of the energy industry will be an asset to the board and Eagle Rock."

    Mr. Smith has been determined by the board to be "independent" in accordance with regulations adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act and applicable NASDAQ requirements.

    Eagle Rock Energy Partners, L.P. is a growth-oriented midstream and upstream energy partnership engaged in the businesses of: (i) gathering, compressing, treating, processing, transporting and selling natural gas, (ii) fractionating and transporting natural gas liquids, and (iii) acquiring, exploiting, developing, and producing oil and gas interests. Its corporate office is located in Houston, TX.

    This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership, which may cause the partnership's actual results to differ materially from those implied or expressed by the forward-looking statements.

    CONTACT: Eagle Rock Energy Partners, L.P.
             Alfredo Garcia, 281-408-1204